EXHIBIT 24.2

POWER OF ATTORNEY OF THE 401(K) COMMITTEE

KNOW ALL PERSONS BY THESE PRESENTS:

Each of the undersigned members of the 401(k) Committee under the Applied Materials, Inc. Employee Savings and Retirement Plan, as amended (the “Plan”), hereby constitutes and appoints James C. Morgan, Nancy H. Handel and Joseph J. Sweeney and each of them with power to act alone, his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute a Registration Statement or Registration Statements on Form S-8 or other appropriate form, under the Securities Act of 1933, as amended, relating to up to 50,000,000 additional shares of Common Stock of Applied Materials, Inc., a Delaware corporation, and an indeterminate number of plan interests issuable under the Plan, and any and all amendments (including post-effective amendments) to such Registration Statement(s), and to file such Registration Statement(s) and any and all amendments thereto, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes, as he or she might or could do in person, thereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, we have hereunto set our hands this 6th day of May, 2005.

/s/ William Barrett William Barrett	/s/ Ray Leubner Ray Leubner

/s/ Robert Friess Robert Friess	/s/ Jeannette Liebman Jeannette Liebman

/s/ Nancy H. Handel Nancy H. Handel	/s/ Charmaine Mesina Charmaine Mesina

/s/ Robert Hartley Robert Hartley	/s/ Charles Pappis Charles Pappis

/s/ John Hoffman John Hoffman